Exhibit 99.1

Physicians to Receive Insurance Reimbursement for Remote Patient Care Using the ALRT
Health-E-Connect System and the System Is Now Available Through Durable Medical
Equipment (DME) Dealers

ATLANTA, GA -- (Marketwire) -- 02/19/09 -- ALR Technologies Inc. (OTCBB: ALRT) announces that insurance carriers will reimburse physicians for remote care of patients by using the ALRT Health-E-Connect System. Healthcare professionals can monitor patient data on-line and intervene to improve clinical outcomes using the proprietary Health-E-Connect System. The ALRT platform is a technology tool for caregivers to track diagnostic data, including blood glucose and nebulizer treatments, for timely review, patient communication and intervention.

The ongoing benefit of this extension of care is expected to enhance adherence to physician prescribed therapie s for the benefit of patients with chronic conditions such as diabetes, COPD and cystic fibrosis. Improved adherence including medications, daily blood glucose and other diagnostic testing, diet and exercise, will prevent or delay complications due to chronic diseases. It will also improve outcome and reduce the cost of care. Other chronic conditions, like HIV/AIDS, coronary heart disease and congestive heart failure, are future ALRT targets to be included in remote care.

ALRT's System is compatible with several of the leading glucometer brands and nebulizer compressors. With reimbursement approval for physicians, there will be significant demand for compatible glucometers, nebulizers and other durable medical equipment (DME) for remote care.

About ALR Technologies Inc. The ALRT Health-E-Connect Disease Management System is designed to enhance compliance of prescribed therapies and report diagnostic data from a number of devices to health professionals for monitoring of patients. The System facilitates cost effective continued oversight of patients by authorized health professionals in-between visits to their physician. More information on ALR Technologies and its products can be found at http://www.alrt.com.

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate," "expect," "anticipate," "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the company's quarterly filings with the Securities Exchange Commission.

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Source: Marketwire (February 19, 2009 - 7:17 AM EST)